                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person

        ARCH HILL CAPITAL N.V.
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        PARKWEG 2
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                                    (Street)

        2585 JJ'S --GRAVENHAGE
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2.   Issuer Name and Ticker or Trading Symbol

        LITHIUM TECHNOLOGY CORPORATION (LITH)

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3.   IRS Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year

        MARCH, 2002

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5.   If Amendment, Date of Original (Month/Year)
        MARCH, 2002

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
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
                                                                                                        Acquired, Disposed of,
                                              Table I -- Non-Derivative Securities                      or Beneficially Owned
                                      ---------------------------------------------------------  -----------------------------------
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                    2.              Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                  Transaction     (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                   Date            ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                          (Month/Day/Year) Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                        9.          Owner-
                                                                                                        Number      ship
                                                                                                        of          Form
             2.                                                                                         Deriv-      of
             Conver-                    5.                              7.                              ative       Deriv-   11.
             sion                       Number of                       Title and Amount                Secur-      ative    Nature
             or                         Derivative    6.                of Underlying          8.       ities       Secur-   of
             Exer-             4.       Securities    Date              Securities             Price    Bene-       ity:     In-
             cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)       of       ficially    Direct   direct
             Price    Trans-   action   or Disposed   Expiration Date   ----------------       Deriv-   Owned       (D) or   Bene-
1.           of       action   Code     of(D)         (Month/Day/Year)            Amount       ative    at End      In-      ficial
Title of     Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or           Secur-   of          direct   Owner-
Derivative   ative    (Month/  8)       4 and 5)      Date     Expira-            Number       ity      Month       (I)      ship
Security     Secur-   Day/     ------   ------------  Exer-    tion               of           (Instr.  (Instr.     (Instr.  (Instr.
(Instr. 3)   ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares       5)       4)          4)       4)
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

Convertible                                                             COMMON
Note         $.08     3/08/02   A    V   (1)          3/8/02   5/31/02  STOCK     6,417,937    $0
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Convertible                                                             COMMON
Note         $.08     3/21/02   A    V   (2)          3/21/02  5/31/02  STOCK     3,107,375    $0

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                                                                                                        52,515,312    D
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
Explanation of Responses:

(1) $513,435 of Convertible Notes
(2) $248,590 of Convertible Notes

      /s/ H.H. Van Andel                                       March 27, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


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